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                         DEVELOPMENT AND MARKETING AGREEMENT

THIS DEVELOPMENT AND MARKETING AGREEMENT is made and entered into as of the 30th day of September 1997 by and between United Round Lake Land Development, L.L.C., an Illinois limited liability company ("Owner"), and UNITED HOMES, INC., an Illinois corporation ("Developer").

                                      WITNESSETH

WHEREAS, Owner is the owner of the real property located in Lake County, Illinois, legally described on EXHIBIT A attached hereto (the "Property"), on which Owner intends to develop into lots suitable for residential development (the "Project").

WHEREAS, Owner desires to engage the services of Developer as an independent contractor to plan, develop, market, construct and sell the Project, and Developer desires to accept such engagement, all in accordance with and subject to the terms, conditions and provisions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the above premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Developer hereby agree as follows:

SECTION 1.    ENGAGEMENT OF DEVELOPER

Owner hereby engages Developer to act as the developer of the Project to perform the services described below, and Developer hereby accepts such engagement.

SECTION 2.    SERVICES TO BE PERFORMED BY DEVELOPER

Developer will plan, develop, market, construct and sell the lots comprising the Project and perform all necessary services and duties in connection therewith, or cause such services or duties to be rendered and performed by others. The Developer shall cause the Project to be developed, marketed, constructed and sold (i) substantially in accordance with the plans and specifications for the Project approved by Owner (the "Plans and Specifications") and (ii) in substantial compliance with the terms of the development budget ("Full Cost Development Budget") attached hereto as EXHIBIT B except that the expenditures may not vary from the Full Cost Development Budget by more than five percent (5%) for any one line item of the Full Cost Development Budget and the aggregate of all variations from the Cost Development Budget shall not exceed two percent (2%) of the total amount of the Full Cost Development Budget ("Permitted Variances"); PROVIDED, however that all Permitted Variances are approved by Owner prior the expenditures. It is expressly agreed that Developer shall have no right or authority to take any action which is not in substantial compliance with the Plans and Specifications set forth in (i) above or to make any

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expenditure or take any action which will result in the expenditure of amounts in excess of those set forth in the Full Cost Development Budget, subject to the Permitted Variances, described in (ii) above.


2.1 PROJECT PRO FORMA. Attached hereto as EXHIBIT and made a part hereof is Developer's ProForma of the Project (the "Project Pro Forma") which has been approved by Owner and which sets forth among other things Developer's detailed projections of: all projected costs and expenses of the Project including but not limited to the acquisition, development, sales and marketing, and construction and other cash expenditures. The attached is an estimate only and Developer makes no representation as to the accuracy of the same.


2.2 APPROVALS. Developer shall take all actions as may be necessary to obtain the proper zoning for the Project from Lake County and approvals from all other units of local government having jurisdiction over the Project in order to enable Developer to obtain building permits on behalf of Owner, subject only to the payment of applicable building permit fees.

2.3 GENERAL CONTRACTOR. Developer shall act as general contractor or, subject to the consent of Owner, may negotiate and enter into a contract with an affiliate or independent third party to act as general contractor (the "General Contractor") for construction, materials, labor, and other services to be performed in connection with the Project. The General Contractor (whether the Developer or any other party) shall enter into a general contractor agreement with the Owner, which agreement shall be substantially in accordance with the Al A substantially in accordance with the AIA General Contractor Agreement Form A-101 and General Conditions Form A-201-CM, copies of which are attached hereto as EXHIBIT D (the "General Contractors Agreement"). To the extent Developer is acting as Owner's general contractor and to the extent there is a conflict between the terms of this Agreement and the terms of the General Contractors Agreement, then the terms of this Agreement shall prevail.

2.4 OTHER CONTRACTORS AND CONSULTANTS. Developer shall select and, on behalf of and in the name of Owner, negotiate and enter into contracts with all other consultants, architects, contractors, attorneys and/or suppliers necessary for any other improvements, supplies, labor and other services to be performed in connection with the Project. All contracts entered into pursuant to this Section 2.4 shall be in accordance with the Full Cost Development Budget; PROVIDED, however, that any contract for an amount in excess of $25,000 must be submitted to Owner for the approval in writing.

2.5 ADMINISTRATION. Developer shall provide the administration and coordination of all work at the Project. Specifically, during the development and construction period, Developer shall perform the following:

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    (i)     cause construction and progress meetings to be held regularly
(not less than once a month) to discuss such matters with Owner such as procedures, progress, problems and scheduling, financing;

    (ii) supervise subcontractor activity Project including engaging, at the Project's expense, a Project construction supervisor who shall be at the Project daily; daily at the Project's supervisor who

    (iii) maintain cost accounting records on authorized work performed under unit costs, additional work performed on the basis of actual costs of labor and materials, or other work requiring accounting records;

    (iv) select and retain the professional services of surveyors, special consultants and testing laboratories if required, and coordinate their services and monitor and evaluate their reports;

    (v) collaborate in the processing and approval of submissions required by any unit of local governmental agency;

    (vi) submit draw requests and supporting documentation to the lender for the Project on a monthly basis for Owner's approval for the payment of work performed at the Project;

    (vii) perform such additional supervisory functions as Owner reasonably deems necessary to accomplish the orderly and proper construction of the Project; and

    (viii) diligently attempt to obtain timely reductions in any letter of credit which must be provided by Owner as part of the Project financing to guaranty completion of improvements to the Project.

2.6 FINANCING. Developer shall assist Owner in obtaining the necessary financing for the Project in accordance with the Project Pro Forma with a lender or lenders and on terms reasonably acceptable to Owner, including without limitation, (a) assisting Owner in the negotiation of appropriate instruments and documents evidencing and securing such and (b) providing such guarantees as may be necessary to obtain such financing so that the financing is non-recourse to Owner. Owner agrees to execute and deliver any and all other documents reasonably requested by Developer or required by the lenders with Developer in obtaining financing for the Project. Developer will not accept any proposal for financing without first obtaining Owner's consent. All financing will be in the name of Owner. Developer will use its commercially reasonable efforts to cause the Project to comply with the terms, covenants and provisions contained in any loan document or other agreement encumbering or affecting the Project or any security agreement now

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or hereafter encumbering or affecting the personal property located at the
Project. Developer shall provide Owner promptly with copies of all notices which may be received by Developer from any lender which provided financing for the Project.

2.7 PERMITS. Developer shall undertake all actions as may be necessary to comply with licenses, permits, laws, ordinances, order, rules, regulations and requirements of federal, state and municipal governments, courts, departments, commissions, boards and officers, or other bodies exercising similar functions, which may be applicable to the Project. Owner agrees to execute and deliver any and all applications and other documents reasonably requested by Developer and otherwise to cooperate to the fullest extent with Developer in applying for, obtaining and maintaining such certificates, licenses and permits as are reasonably required. Developer shall promptly deliver copies of all notices Developer receives to Owner from any local, state or federal agency alleging non-compliance with any certificate, license or permit which was issued for the Project.

2.8 EMPLOY AND SUPERVISE EMPLOYEES. Developer shall employ, train, supervise and discharge such employees as are necessary for the development and management of the Project and the sale of the Residences in accordance with the Development Plan. All employees will be employees of Developer. The Project shall have an on-site construction superintendent whose salary and related costs shall be paid for directly with funds from the Project.

2.9 INSURANCE. Obtain insurance in form and content and from companies reasonably acceptable to Owner for all risks regarding the Project as more fully set forth in EXHIBIT E attached hereto and made a part hereof. Investigate and make a full written report of all accidents or claims for damage relating to the ownership, operation and maintenance of the Project, including any damage or destruction to the Project and the estimated cost of repair, and cooperate with and make all reports required by any insurance company. Developer will not vary or modify any portion of the insurance program previously approved by Owner and will review annually the insurance program and make such recommendations to Owner as Developer deems advisable or necessary.

2.10 TAXES, LOANS AND OTHER PAYMENTS. Pay from Project funds, as made available when due, all taxes, assessments and other impositions applicable to the Project including all loan payments (including required escrows of taxes and/or insurance premiums, insuring Owner and Developer from, if any), all operating expenses and all authorized expenses relating to the development and maintenance of the Project.

2.11 BOOKS AND RECORDS. Maintain complete and accurate books, records and accounts of all costs and expenses incurred and all income and receipts received in connection with the Project. All such books and records of Developer which relate to the Project will be available for inspection and audit by Owner or any of its authorized representatives at all reasonable times during normal business hours.

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2.12   OPERATING ACCOUNTS. Establish a commercial checking account (the
"Operating Account") at such bank as Owner may select in the name of Owner. Developer is authorized to withdraw funds from the Operating Account on behalf of Owner for the purpose of making payment of operating expenses pursuant to Section 4.1 hereof, and disbursements authorized herein (including the fees payable to Developer pursuant to Section 5 hereof); provided that such expenditures may only be made in accordance with the Full Cost Development Budget. The Operating Account shall require the cosignature of one representative of Owner for any disbursement which is not reflected in the Full Cost Development Budget and is (i) in excess of $25,000 for payment of "soft costs," i.e. any fees and related costs to architects, accountants, attorneys, surveyors and similar costs; (ii) in excess of $100,000 for payment to an Affiliate of the Owner or Developer including the payment of the fees to Developer pursuant to Section 5 hereof.

SECTION 3.  MARKETING PROGRAM.

3.1 MARKETING PROGRAM. Owner and Developer agree that it is in their mutual interest to create a high level of demand for the lots through advertising and other means (the Marketing Program"). The Marketing Program should be designed by Developer for Owner's prior approval, to attract purchasers to the Project and shall present an image commensurate with the quality and pricing of lots to be sold in the Project. Developer shall be responsible to make sure that the Marketing Program fully complies with all federal and state laws which are in effect during the term of the Project.

3.2 MARKETING PROGRAM CONTENT. The Marketing Program shall include marketing, promotion and advertising services for the Project and Developer shall make such expenditures in support thereof as Developer shall deem appropriate, consistent with the Full Cost Development Budget attached as Exhibit B. All decisions regarding the content of the Marketing Program and any expenditures thereon shall be approved by Owner and such approval shall not be unreasonably withheld. Any part of the Marketing Program submitted to Owner wherein Owner does not respond within ten (10) days thereafter, shall be deemed to have been approved by Owner.

3.3 OTHER PROJECTS. Owner acknowledges that the Marketing Programs shall highlight the Joliet area and may indicate references to other development projects of Developer located outside the Project as necessary or desirably in Developer's judgement to benefit the Project. In such event, Developer shall prorate such costs between Developer's other projects and the Project as may be equitable.

SECTION 4.  COSTS AND EXPENSES

4.1 OPERATING EXPENSES. Owner will be responsible for the payment of all costs of developing, marketing and selling the lots in accordance with the Full Cost Development Budget

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attached hereto.  Developer is authorized to pay all such costs of the
Project to the extent that funds are available and such expenditure is in accordance with the Full Cost Development Budget. In the event, however, that sufficient funds are not budgeted to pay such costs, there is insufficient cash to pay budgeted items due to slow sales or closings or for any other reason whatsoever, Developer will promptly notify Owner.

4.2 REIMBURSEMENT. Developer will be reimbursed for all out-of-pocket expenses paid to third parties in connection with the rendition of the services contemplated herein, including travel, entertainment, printing, long distance telephone expenses and delivery costs for the Project to the extent such costs are provided for in the Full Cost Development Budget.

SECTION 5.  COMPENSATION

5.1 GENERAL AND ADMINISTRATIVE OVERHEAD REIMBURSEMENT. In order to reimburse Developer for general and administrative overhead expenses related to or arising out of development and construction of the Project, Owner will pay to Developer a General and Administrative Overhead Reimbursement ("GAO Fee").

5.2 PAYMENT OF GAO FEE. The GAO Fee shall be in the amount of 3% of the Gross Sales Price (as defined below) of a lot.

SECTION 6.  REPORTING AND MONITORING

During the entire term of the Project, Developer shall provide Owner with the following reports:

       (i)    A monthly sales and marketing report listing lots sold.

       (ii) A monthly balance sheet, income statement, and operating cash flow statement for the L.L.C.

       (iii) A quarterly comparison of the original Full Cost Budget to the combination of actual costs and the costs to complete the Project.

       (iv)   A quarterly list of aged accounts payable.

       (v) A year-end analysis of all of the reports required under this Section. At the request of Owners, all such reports shall be audited by an independent accounting firm at Owner's expense.

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       (vi)   Within 90 days after the end of each fiscal year of Owner, an income statement, balance sheet, and operating cash flow statement for the Owner.

       (vii) Within 90 days after the end of each fiscal year, an income statement, balance sheet, and operating cash flow statement for the Developer.

       (vii)  A copy of the tax return for the Partnership.

       (ix) Within 10 days from the annual expiry, a copy of the Project's insurance policy as detailed in Section 8. 1. 1.

       (x) A written report detailing the status of bonds or letters of credit which may have been pledged for the Project.

SECTION 7.    DEFAULTS

7.1 DEVELOPER EVENTS OF DEFAULT. The following acts or events which have not been cured within thirty (30) days of notice thereof by Developer, shall constitute "Developer Events of Default":

       (i) Failure of Developer to report any material Full Cost Development Budget variances as required by Section 2.6;

      (ii) The existence of any variance greater than the Permitted Variances from the Full Cost Development Budget which have not been approved by Owner;

     (iii) The expenditure of funds by Developer other than in accordance with the Full Cost Development Budget;

      (iv) Failure of Developer to submit any of the monthly, quarterly or annual reports as required by Section 6;

       (v) Failure of Developer to obtain and maintain insurance in the amounts and for the coverage required by Section 8.1 or to provide Owner with copies of all policies of insurance;

      (vi) Failure by Developer to send Owner promptly with any notice alleging a default or to notify Owner timely of an event of default under any agreement affecting the Project including financing for the Project;

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       (vii)  The default by Developer or any of its affiliates, in the performance of any of its obligations under this Agreement, the Partnership Agreement or the General Contractors Agreement, and such default continues uncured for thirty (30) days, provided however, with respect to any non-monetary default by the Developer under this Agreement, if the Developer begins to cure such non-monetary default within such thirty (30) day period and, in good faith, diligently prosecutes such cure to such non-monetary default to completion, such non-monetary default shall not be considered a Developer Event of Default hereunder; and

       (viii) If Developer files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or other relief under any present or any future Federal, state or other statute or law, or seeks or consents to the appointment of any trustee, receiver or similar officer of Developer or the Project.

7.2 OWNER EVENTS OF DEFAULT. The following acts or events which have not been cured within thirty (30) days of notice thereof by Developer, shall constitute "Owner Events of Default":

       (i) Non-payment of any of Owner's obligations pursuant to this Agreement; or

       (ii) Failure to execute any documents when so required under the terms of this Agreement.

SECTION 8.         TERM AND TERMINATION

8.1 TERM. This Agreement will commence as of the date first above-written and will continue thereafter until the completion the Project. Upon the expiration or earlier termination of this Agreement, Developer will deliver to Owner at Owner's expense copies of all books, records and materials related to the Project (provided, however, that Developer will be entitled to retain such copies thereof as Developer deems appropriate) and Owner and Developer will account to each other with respect to all matters outstanding and all sums owing as of the effective date of termination.

SECTION 9.         INDEMNIFICATION

9.1    INDEMNIFICATION AND INSURANCE.

9.1.1 INSURANCE. Developer will maintain at Owner's expense, public liability and builders all risks insurance for the Project with a broad form comprehensive general liability endorsement,

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which liability policy will also name Developer as an insured.  The public liability insurance may be procured under an umbrella policy, but the limits of liability thereunder will not be less than $2,000,000. Developer will also maintain at Owner's expense casualty insurance on the Project.

9.1.2 OWNER'S INDEMNITY. Owner, but not its constituent partners, agrees to indemnify and hold harmless Developer to the fullest extent permitted by law from and against any and all claims, demands, actions, actions, losses, and rights of action (including, without limitation, reasonable attorneys' fees, whether suit is instituted or not, and if instituted, whether incurred at any trial or appellate level or post judgment) threatened or assessed against, levied upon, or collected from Developer, arising out of, from or in any way related to, the development, construction, management or operation of the Project, except any such liabilities, losses, damages, costs or expenses to the extent relating to or arising out of Developer's negligence, gross negligence or willful and wanton misconduct.

9.1.3 DEVELOPER'S INDEMNITY. Developer agrees to indemnify and hold harmless Owner from all liabilities, losses, interest, damages, costs or expenses (including, without limitation, reasonable attorneys' fees, whether suit is instituted or not and if instituted, whether incurred at any. trial or appellate level), threatened or assessed against, levied upon collected from or incurred by Owner arising from the default by Developer of any of its obligations hereunder, negligence, gross negligence or willful or wanton misconduct of Developer or any of the agents or employees of Developer. Notwithstanding the foregoing, Developer will not be required to indemnify Owner with respect to any liability, loss, damage, cost or expense to the extent that the same are adequately covered by proceeds of insurance maintained on the Project and Owner receives payment of such proceeds.

9.1.4 NOTICES REQUIRED. A party's duty to indemnify pursuant to the provisions of this Section 8 is conditioned upon the indemnified party giving the indemnifying party notice of such suit or proceeding and upon the indemnifying party being permitted to assume, in cooperation with the indemnified party, the defense of any such action, suit or proceeding. Each party will bear its own expenses in connection with the defense of such action, suit or proceeding.

SECTION 10.        MISCELLANEOUS

10.1 OTHER PROJECTS. Developer may acquire, develop, construct, operate and manage other real estate (or any one or more of the foregoing) on its own behalf or on behalf of any other person or entity during the term hereof. Notwithstanding the existence of this Agreement, Developer may engage in any activity it chooses, without having or incurring any obligation to offer any interest in such activities to Owner. Neither this Agreement nor any activity undertaken pursuant hereto will prevent Developer from engaging in such activities or require Developer to permit Owner to participate in such activities, and, as a material part of the consideration for Developer's execution hereof, Owner hereby waives, relinquishes and reserves any such right or

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claim of participation.  Developer will not be required to spend all of its time in the performance of its duties hereunder, but rather will spend such time as it deems reasonably necessary to satisfy its obligations hereunder and to successfully complete the Project. Notwithstanding the foregoing, Developer shall not participate, directly or indirectly, in any project or endeavor which would materially and adversely affect the success or viability of the Project or render it unable to completely fulfill its obligations under this Agreement.

10.2 AFFILIATE TRANSACTIONS. In the performance of its duties hereunder, Developer may retain, employ or contract with or on behalf of Owner, any affiliate, subsidiary or other related person or entity for the furnishing of materials or services in connection with the Project; PROVIDED, HOWEVER, that the terms of any such agreement shall be (i) approved in advance by Owner and
(ii) at least as favorable to Owner as would be obtained by Developer in a comparable arm's length transaction with a person or entity other than Developer's affiliate, subsidiary or other related person or entity.

10.3 INDEPENDENT CONTRACTOR. Developer's performance of its duties hereunder will be as an independent contractor on behalf of the account of Owner. Under no circumstances will Developer be deemed to be a partner or a joint venturer with Owner under the terms hereof, nor will Developer have any obligation or liability, in tort or contract, with respect to the Project, either by virtue of this Agreement or otherwise which may be directly attributed to the act of Developer.

10.4 ASSESSMENT. Neither Owner nor Developer may assign this Agreement without the prior written consent of the other.

10.5 NOTICE. All notices, requests, consents or other communications required or permitted under this Agreement will be in writing (including facsimile transmission) and will be addressed to:

IF TO DEVELOPER:

United Homes, Inc.
2100 Golf Road, Suite 110
Rolling Meadows, IL 60008
Attn:  William J. Crock, Jr.
Telephone:    (847) 427-2450
Facsimile:    (847) 427-2480


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IF TO OWNER:

United Round Lake Land Development, L.L.C.
2100 Golf Road, Suite II 0
Rolling Meadows IL 60008
Attn:  David L. Feltman
Telephone:    (847) 427-2450
Facsimile:    (847) 427-2480


Each such notice will be deemed delivered (i) on the date delivered if by personal delivery, (ii) on the date of transmission prior to 5:00 PM if by written confirmed facsimile transmission, and (iii) on the date upon which the return receipt if signed or delivery is refused or the notice is designated by postal authorities as not deliverable, as the case may be, if mailed. By giving to the other party at least 15 days written notice thereof, the parties hereto and their respective successors and assigns will have the right from time to time and at any time during the ten-n of this Agreement to change their respective addresses and each will have the right to specify as its address any other address:

10.6 GOVERNING LAW, SUBMISSION TO JURISDICTION, VENUE. This Agreement and the rights of the parties hereunder will be governed by, and interpreted in accordance with, the laws of the State of Illinois and any applicable laws of the Untied States of America. Any legal action or proceeding with respect to this Agreement shall be brought in Cook County, Illinois, in the courts of the State of Illinois or of the United States for the Eastern Division of the Northern District of Illinois, and by execution and delivery of this Agreement, the parties hereby irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably waive and agree not to plead or claim that any such action or proceeding has been brought in an inconvenient forum.

10.7 SUCCESSORS. Except as herein otherwise specifically provided, this Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

10.9 ATTORNEYS' FEES. If any party commences an action against the other party to interpret or enforce any of the terms of this Agreement or as the result of a breach by the other party of any terms hereof, the losing (or defaulting) party will pay to the prevailing party all reasonable

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attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action, including those incurred in any appellate proceedings, and whether or not the action is prosecuted to a final judgment.

10.10 FURTHER ASSURANCES. Each party agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to more fully effectuate this Agreement and carry on the business contemplated hereunder.

10.11 EQUITABLE REMEDIES. In the event of a breach or threatened breach of this Agreement by any party, the remedy at law in favor of the other party may be inadequate and such other party, in addition to any and all other rights which may be available, will accordingly have the right of specific performance in the event of any breach, or injunction in the event of any threatened breach of this Agreement by any party.

10.12 FORCE MAJEURE. Inability of either party to commence or complete its obligations hereunder by the dates herein required resulting from delays caused by strikes, picketing, acts of God, war, emergencies, shortages or unavailability of materials or other causes beyond either party's reasonable control which have been timely communicated to the other party, will extend the period for the performance of the obligations for the period equal to the period(s) of any such delay(s).

10.13 RELIANCE ON EXPERTS. Whenever the Developer of Owner reasonably require or retain the use of an expert in order to discharge a duty hereunder, the Developer's or Owner's sole responsibility in connection with said duties shall be the reasonable reliance upon the advice of the experts and no party shall be liable on account of any duty or obligation imposed hereunder in the event of a reliance upon professional advice.

10.14 BAD FAITH. Notwithstanding any other provision hereof, but without limiting the provisions of Section 6 hereof, each party hereto shall be liable only for bad faith breach of an express provision of this Agreement or for gross negligence, but in no event shall be liable for good faith mistakes or judgment.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

OWNER:
United Round Lake Land Development, L.L.C.


By:____________________________________


DEVELOPER:
United Homes, Inc.


By:____________________________________



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